Universal Energy Corp. Announces 8th Consecutive Month of Increased Production

HOUSTON, October 15 /PRNewswire-FirstCall/ - Universal Energy Corp. an emerging U.S. oil and gas exploration and production company, announced today that gas and oil production quantities increased for the eighth consecutive month in August 2008. August 2008 production increased 21 percent over July 2008 and it was a 108 percent increase over the average monthly production of the second quarter 2008.

The wells were ordered to be shut in by the Governor of Louisiana on August 29, 2008 in preparation for Hurricane Gustav. Assessment of damages was slowed as the area was evacuated for the storm and the following week another hurricane hit the Gulf Coast area. The wells were not damaged by the storm but the production equipment was damaged on three wells. Repairs are currently being completed and the affected wells are expected to be back online within two weeks. Insurance claims have been filed and confirmed by insurance adjusters.

"Dealing with hurricanes is just part of doing business in the Gulf Coast area," commented Billy Raley, Chief Executive Officer of Universal Energy Corp. Raley continued, "With production beginning at Amberjack yesterday, Caviar #1 later this week, and Caviar #4 in the next two weeks, we hope to continue increased production throughout the remainder of the year."

Universal Energy Corp. is a publicly traded energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Louisiana and Texas. Visit www.universalenergycorp.info for more details.

Forward Looking Statements - The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info

SOURCE: UNIVERSAL ENERGY CORP.